EXHIBIT 4.28

$19,000,000

COVISA/ALCALI/COMERCIALIZADORA Trust

Subordinate Certificates

Placement Agent Agreement

March 29, 2005

ABN AMRO Inc.
55 East 52nd Street, 6th floor
New York, NY 10055

Ladies and Gentlemen:

1.   Introductory. Companía Vidriera, S.A. de C.V., a corporation organized under the laws of Mexico (“Covisa”), Industria Del Álcali, S.A. de C.V., a corporation organized under the laws of Mexico (“Álcali”), Comercializadora Álcali, S. de R.L. de C.V., a limited liability company organized under the laws of Mexico (“Comercializadora”), as settlers (each of Covisa, Álcali and Comercializadora, individually, a “Settlor” and collectively, the “Settlors”), ABN AMRO Bank (Mexico), S.A., Institución de Banca Múltiple, Division Fiduciara, not in its individual capacity but solely as trustee (the “Trustee”) of, and in satisfaction of the purposes of, the Trust referred to below, and Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as common representative of the holders of the Preferred Certificates to be issued thereunder (the “Common Representative”), have entered into an Irrevocable Issuance, Administration and Payment Trust Agreement (Contrato de Fideicomiso Irrevocable de Emisión, Administración y Pago) dated as of March 23, 2005 (the “Trust Agreement”), providing for the establishment of an irrevocable issuance, administration and payment trust (the “Trust” or the “Issuer”). The assets of the Trust will include, among other things, a pool of receivables (the “Receivables”) generated from time to time by the Settlors and sold to the Trust pursuant to the Assignment Agreement (Contrato de Cesion de Dereechos al Cobro) dated as of March 23, 2005 (the “Assignment Agreement”), among the Settlors and ABN AMRO Bank (Mexico), S.A. Pursuant to the Trust Agreement, the Trust will issue $19,000,000 principal amount of its 10.75% Subordinated Certificates (Certificados Subordinados) (the “Certificates”), each of which Certificates will constitute a Trust payment obligation backed by the Trust's ownership interest in the Receivables and the other assets of the Trust (the Receivables and such other assets, the “Trust Assets”). The Certificates will be sold, on a private placement basis pursuant to an exemption under

Section 4(2) of the United States Securities Act of 1933 (the “Securities Act”), to one or more “qualified institutional buyers” within the mean of Rule 144A under the Securities Act (each, a “Purchaser” and collectively, the “Purchasers”) pursuant to a Purchase Agreement to be dated as of the date of issuance of the Certificates (the “Purchase Agreement”). The Certificates are proposed to be sold to the Purchasers at the Closing Time referred to in Section 5.

2.   Representations, Warranties and Agreements. Each of the Trustee, acting to satisfy the purposes of the Trust, and the Settlors hereby affirms each of its representations, warranties and agreements set forth in the Purchase Agreement and further represents and warrants to, and agrees with, you as follows:

(a)   This Agreement has been duly authorized, executed and delivered by the Trustee, acting to satisfy the purposes of the Trust, and the Settlors. The execution, delivery and performance of the Purchase Agreement and this Agreement, and the issuance and sale of the Certificates and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Trust, the Settlors or any of their respective properties, or any agreement or instrument to which the Trust or the Settlors is a party or by which the Trust or any of the Settlors is bound or to which any of their respective properties is subject, or the Trust Agreement or the by-laws of the Settlors, and the Trust has full power and authority to authorize, issue and sell the Certificates as contemplated by the Purchase Agreement.

(b)   No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement and the Purchase Agreement in connection with the issuance and sale of the Certificates by the Trust to the Purchasers.

(c)   The respective representations and warranties of the Trustee, acting to satisfy the purposes of the Trust, and the Settlors in the Purchase Agreement will be true and correct in all material respects, and the Trustee acting to satisfy the purposes of the Trust, and the Settlors shall have complied with all of their respective obligations under the Purchase Agreement in all material respects, as of the Closing Time.

(d)   The offer and sale of the Certificates by the Trust to the Purchasers in the manner contemplated by the Purchase Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof.

3.   Placement of Certificates. The Trust hereby appoints you as its sole and exclusive placement agent in connection with placing the Certificates with the Purchasers. Your responsibility is limited to a “reasonable efforts” basis in so placing the Certificates, with no understanding or agreement, express or implied, on your part of a commitment by you to purchase or place the Certificates. You shall have no liability, and no obligation to purchase the Certificates, if the Purchasers fail to purchase the Certificates.

4.   Payment of Expenses. The Trust agrees it will pay all expenses incidental to the performance of its and the Settlors' obligations under this Agreement and the Purchase Agreement, including (i) all reasonable and documented fees and disbursement of its and the Settlors' counsel, (ii) all reasonable and documented expenses in connection with the execution, issue, authentication and initial delivery of the Certificates, the preparation of this Agreement, the Certificates, the Purchase Agreement and any other document relating to the issuance, offer, sale and delivery of the Certificates, (iii) all reasonable and documented expenses (including fees and disbursements of counsel) in connection with qualification of the Certificates for sale under the laws of such jurisdictions as you designate and (iv) all the reasonable and documented fees and disbursements of your counsel in an amount of up to $10,000.

5.   Closing. The sale of the Certificates to the Purchaser shall be held at the closing time determined in accordance with the Purchase Agreement (the “Closing Time”), which shall be communicated to you by fax, email or otherwise in writing. At the Closing Time, the Trust shall accept payment for the Certificates from the Purchasers (or you on behalf of the Purchasers) by official bank check or checks or wire transfer of federal (same day) funds and you or the Purchasers shall accept delivery of the Certificates in physical form.

6.   Indemnification. (a) Each of the Settlors, jointly and severally, agrees that it will (i) indemnify and hold harmless you and your affiliates, and the respective directors, officers, employees and controlling persons of you and your affiliates from and against any direct losses, claims, damages or liabilities, joint or several, to which any indemnified party may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) relate to, arise out of or are in connection with the placement of the Certificates and (ii) reimburse each indemnified party for any reasonable and documented legal or other expenses incurred by such indemnified party in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred. This indemnity will be in addition to any liability that the Settlors may otherwise have.

(b)   If any action, claim or demand shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against the indemnifying party under this Section 6, the indemnified party shall promptly notify the indemnifying party in writing, but the failure so to notify an indemnifying party shall not relieve such indemnifying party from any obligation or liability it may otherwise have. The indemnified party shall have the right to retain counsel of its own choice to represent it in connection with such action, claim or demand, and the indemnifying party will reimburse the indemnified party for the reasonable and documented fees and expenses of such counsel as incurred.

(c)   An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened action, claim or demand in respect of which indemnification may be sought hereunder (whether or nor the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or judgment includes an unconditional release of each indemnified party from all liability arising out of such action, claim or demand.

7.   Survival. The respective indemnities, agreements, representations, warranties and other statements of the Trust, the Settlors and of you set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of you, the Trust, the Settlors or any of their respective directors, officers, employees or controlling persons, and will survive delivery of and payment for the Certificates. If for any reason the purchase of the Certificates by the Purchasers is not consummated, the Trust shall remain responsible for the expenses to be paid or reimbursed by them pursuant to Section 4 and the obligations of the Settlors pursuant to Section 6 shall remain in effect. If the purchase of the Certificates by the Purchaser is not consummated for any reason, the Settlors will reimburse you for all out-of-pocket expenses reasonably incurred by you in connection with the placement of the Certificates.

8.   Notices. All communications hereunder will be in writing and, if sent to you will be mailed, delivered or faxed to you at ABN AMRO Inc., 55 East 52nd Street, New York, NY 10055, 6th floor; Facsimile: (212) 409-7860; Attention: Willem Sutherland, or, if sent to the Trust or the Settlors, will be mailed, delivered or faxed to them at the respective addresses and fax numbers set forth under their signatures to this Agreement.

9.   Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 6, and no other person will have any right or obligation hereunder.

10.   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

11.   Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

Each party hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Trust and the Settlors irrevocably appoints CT Corporation System at 111 Eighth Avenue, New York, New York 10011, as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Trust or the Settlors, by the person serving the same to the address provided in Section 8, shall be deemed in every respect effective service of process upon such party in any such suit or proceeding.

12.   Limitation of Liabilities. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by ABN AMRO Bank (Mexico) S.A. not individually or personally but solely as Trustee acting to satisfy the purposes of the Trust, in the exercise of the power and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Trustee is made and intended not as a personal representation, undertaking or agreement by ABN AMRO Bank (Mexico) S.A. but is made in satisfaction of the purposes of the Trust and intended for the purpose of binding only the Trust and (c) under no circumstances shall ABN AMRO Bank (Mexico) S.A. be personally liable for the payment of any indebtedness or expenses of the Trust

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the each of the Trust and the Settlors one of the counterparts hereof, whereupon it will become a binding agreement among the Trust, the Settlors and you in accordance with its terms.

Very truly yours,
ABN AMRO BANK (MEXICO) S.A., AS TRUSTEE, ACTING TO SATISFY THE PURPOSES OF THE TRUST,
by

Name:
Title:
Address and Fax Number for Notices:

ABN AMRO Bank (México), S.A.
Institución de Banca Múltiple,
División Fiduciaria
Avenida Paseo de la Reforma No. 600-320
México, D.F. 01210
Phone: 5257-7810
Facsimile: 5257-7829
Attention: División Fiduciaria

COMPAÑÍA VIDRIERA, S.A. DE C.V.,
By	By

Name: Claudio del Valle Title: Attorney-in-Fact	Name: Álvaro Rodríguez Title: Attorney-in-Fact

Address and Fax Number for Notices: Ricardo Margain No. 440 Colonia Valle del Campestre San Pedro Garza García, NL 66265, México Fax: +52 81 8863 1290

INDUSTRIA DEL ÁLCALI, S.A. DE C.V.,
By	By

Name: Claudio del Valle Title: Attorney-in-Fact	Name: Álvaro Rodríguez Title: Attorney-in-Fact

Address and Fax Number for Notices: Ricardo Margain No. 440 Colonia Valle del Campestre San Pedro Garza García, NL 66265, México Fax: +52 81 8863 1290

COMERCIALIZADORA ÁLCALI, S. DE R.L. DE C.V.,
By	By

Name: Claudio del Valle Title: Attorney-in-Fact	Name: Álvaro Rodríguez Title: Attorney-in-Fact

Address and Fax Number for Notices: Ricardo Margain No. 440 Colonia Valle del Campestre San Pedro Garza García, NL 66265, México Fax: +52 81 8863 1290

The foregoing Placement Agent Agreement
is hereby confirmed and accepted as of the
date first above written.

ABN AMRO Inc.,

By__________________________________
 Willem Sutherland
[Title]